Exhibit 10.4

NON-COMPETITION AGREEMENT

BETWEEN

ROGERS CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Massachusetts, United States, having its registered office at One Technology Drive, P.O. Box 188, Rogers, CT 06263-0188, hereby validly represented by Bruce Hoechner, Director and Chief Executive Officer;

“the Company”

AND

LUC VAN EENAEME, with residence at Kamerijkstraat 31, 9041 Oostakker, Belgium;

“Luc Van Eenaeme”

Jointly referred to as “the Parties”;

WHEREAS:

(A)
Luc Van Eenaeme has acquired knowledge of the knowhow and of confidential, commercial and financial information relating to activities and the personnel of the Company and the group to which the Company belongs (hereafter “the Group”);

(B)	The Company is aware of the interest of direct competitors in employing Luc Van Eenaeme;

(C)
For this purpose the Company wants to protect itself against the negative effects of an employment of Luc Van Eenaeme with a competitor and against the use of the mentioned information and knowhow by Luc Van Eenaeme for the benefit of the Company’s competitors.

THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

1.	Non-competition obligation

1.1
Luc Van Eenaeme undertakes for a period of 24 months starting as from 1 July 2013, not to exercise any activity, directly or indirectly, with, within or on behalf of any of the businesses identified below, each of which businesses competes or can reasonably be said to be likely to compete with the business of the Company or the Group, either as an employee, officer, director, consultant, partner, or in any other capacity: Methode Electronics, Mersen/Eldre, Auxel, Idealec, Zelri, Eagtop, WDI, KCC Corporation, Ferrotec Corporation, Ixys Corporation, DOWA Holdings Corporation, DENKA, Sumitomo Electtric Industries, Tong Hsing Electronics Industries, Tecnisco, Mikros Technologies, Wolverine Tube, Nelco, Park Electrochemical, Taconic, Arlon.

1.2	The non-competition obligation is limited to the United States of America, Asia and all member states of the European Union on the date of signature of the present agreement.

2.	Confidentiality and Secrecy

2.1	Luc Van Eenaeme undertakes from 1 July 2013 to keep the strictest secrecy regarding all matters, technical, financial and commercial secrets related to activities of the Company or the Group.

2.2
Luc Van Eenaeme undertakes from 1 July 2013 not to disclose, directly or indirectly, any confidential information of the Company or the Group, neither for his own account nor for the account of a third party.

2.3
For a period of 24 months starting as from 1 July 2013, Luc Van Eenaeme undertakes not to make any negative public publicity regarding the Company or the Group, its customers or its staff, and Luc Van Eenaeme accepts not to actively solicit personnel of the Company or the Group. For the avoidance of doubt, this does not prevent him from recruiting of helping to recruit employees of the Company or the Group who spontaneously contact him or react to a publicly available vacancy.

3.	Indemnity

3.1	In consideration of the obligations in article 1 and 2 of this agreement, the Company will pay Luc Van Eenaeme an indemnity of EUR 200.000,00 (EUR two hundred thousand) gross.

3.2	The Company will pay the net amount into the bank account of Luc Van Eenaeme before 30 September 2013.

3.3
Luc Van Eenaeme confirms that he will correctly report and include the indemnity in the context of any relevant tax declaration, in line with the advice he will obtain from a reputable independent tax advisor. If any claim is made against the Company because Luc Van Eenaeme did not correctly declare the received non-competition indemnity, Luc Van Eenaeme will have to intervene and hold the Company harmless if he did not follow the advice from this tax advisor. In such case, Luc Van Eenaeme will have to pay compensations for the actual suffered damage by the Company.

4.	Sanction

4.1	Should Luc Van Eenaeme violate the obligations in article 1 and 2 of this agreement, Luc Van Eenaeme will be held liable:

(a)	to reimburse to the Company the indemnity received according to article 3 of this agreement;

(b)
to compensate the Company for any proven damage it may have suffered as a result of such violation. Parties agree to fix the amount of such damage at EUR 25.000,00 (EUR twenty five thousand) for each violation of the obligations under article 1, subject to the Company’s right to claim for compensation, provided that the actual suffered damage is proven.

5.	Nullity

5.1
If any provision of this agreement is held to be null and void or unenforceable, this nullity or unenforceability shall only consider the void or unenforceable provision itself, without affecting the validity or enforceability of the other provisions of this agreement.

6.	Applicable law and jurisdiction of Belgian Courts

6.1	This agreement is governed by Belgian law. Belgian Courts will be solely competent to deal with any disputes relating to the present agreement.

This non-competition agreement has been signed in Ghent (Belgium)on 27 September 2013 in so many originals as there are parties.

Luc Van Eenaeme	For the Company

Signature preceded by	Brouce Hoechner
a handwritten mentioning	Director, Chief Executive Officer
"read and approved"

[Please initial every page and undersign preceded by a handwritten mentioning “read and approved”]